Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-283559), Registration Statements on Form S-1 (File Nos. 333-281322 and 333-280700), and Registration Statements on Form S-8 (File Nos. 333-282319, 333-277566, 333-275582, and 333-275581), of Signing Day Sports, Inc. of our report dated May 27, 2025 (September 23, 2025 as to the effects of the restatement discussed in Note 2 relating thereto), relating to the financial statements of One Blockchain LLC (formerly known as BV Power Alpha LLC) as of December 31, 2024 (successor) and 2023 (predecessor), the related consolidated statements of income, statements of members’ equity, and statements of cash flows for the successor period from February 8, 2024 to December 31, 2024, the predecessor period from January 1, 2024 to February 7, 2024, and the year ended December 31, 2023 (predecessor), and our report dated August 28, 2025 (September 23, 2025 as to the effects of the restatement discussed in Note 2 to the financial statements relating thereto), relating to the financial statements of One Blockchain LLC as of June 30, 2025 (successor) and December 31, 2024 (successor), and for the three months ended June 30, 2025 and 2024 (successor) and six months ended June 30, 2025 (successor), and period from February 8, 2024 to June 30, 2024 (successor), and period from January 1, 2024 to February 7, 2024 (predecessor), which reports are included with the Current Report on Form 8-K/A of Signing Day Sports, Inc. dated as of September 25, 2025.

Very truly yours,

/s/ Berkowitz Pollack Brant Advisors + CPAs

Berkowitz Pollack Brant Advisors + CPAs

PCAOB ID Number: 52

West Palm Beach, FL

September 25, 2025